Exhibit 15.1
June 27, 2007
AVANIR Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiaries for the three-month periods ended December 31, 2006 and 2005, as indicated in our report dated February 14, 2007. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, is being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Costa Mesa, CA
Member of
Deloitte Touche Tohmatsu